As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Select Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4561945
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

515 Post Oak, Suite 200

Houston, TX 77027

(Address of principal executive offices, including zip code)

Select Energy Services, Inc.
Employee Stock Purchase Plan

(Full title of the plan)

Adam R. Law
515 Post Oak, Suite 200
Houston, TX 77027
(713) 296-1000

(Name, address and telephone number of agent for service)

Copies to:

David P. Oelman
Alan Beck
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)(2)	price per share (3)	offering price (3)	registration fee
Class A common Stock, $0.01 par value per share	2,200,000 shares	$18.11	$39,842,000	$4,960.33

(1)         This Registration Statement (as defined below) registers an aggregate of 2,200,000 shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of Select Energy Services, Inc. (the “Registrant”) reserved for issuance under the Select Energy Services, Inc. Employee Stock Purchase Plan (as amended from time to time, the “Plan”).

(2)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)         The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on January 30, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)                                 The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-217557) on June 20, 2017, as supplemented by Supplement No. 1 filed on July 14, 2017 and Supplement No. 2 filed on July 19, 2017, relating to the Registrant’s Form S-1 Registration Statement (File No. 333-217557), originally filed with the Commission on April 28, 2017;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-38066) for the fiscal quarter ended March 31, 2017, filed with the Commission on May 19, 2017, for the fiscal quarter ended June 30, 2017, filed with the Commission on August 11, 2017, and for the fiscal quarter ended September 30, 2017, filed with the Commission on November 13, 2017;

(c)                                  The Registrant’s Current Reports on Form 8-K (File No. 001-38066), filed with the Commission on April 26, 2017 (Items 1.01 and 9.01), June 16, 2017 (Items 1.01 and 9.01), July 19, 2017 (Items 1.01, 5.07, 8.01 and 9.01), August 29, 2017 (Items 8.01 and 9.01), September 20, 2017 (Items 1.01, 8.01 and 9.01), November 2, 2017 (Items 1.01, 1.02, 2.01, 2.03, 3.02, 5.02, 5.03 and 9.01, as amended by Amendment No. 1 filed on January 12, 2018), and December 29, 2017 (Items 1.01, 1.02 and 9.01); and

(d)                                 The description of the Common Stock included in the Registrant’s Form 8-A (File No. 001-38066), filed with the Commission on April 18, 2017 (incorporating by reference the description of the Common Stock in the prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-216404) on April 24, 2017), including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s second amended and restated certificate of incorporation (the “certificate of incorporation”) provides that a director will not be liable to the Registrant or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant, in addition to the limitation on personal liability provided for in the Registrant’s certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Registrant’s amended and restated bylaws provide that the Registrant will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

The Registrant’s certificate of incorporation contains indemnification rights for the Registrant’s directors and our officers. Specifically, the Registrant’s certificate of incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent authorized by the DGCL. Further, the Registrant may maintain insurance on behalf of its officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

The Registrant has obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities.

The Registrant has entered or will enter into written indemnification agreements with its directors and executive officers. Under these indemnification agreements, if an officer or director makes a claim of indemnification to the Registrant, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Registrant to indemnify the officer or director

The above discussion of Section 145 of the DGCL, the Registrant’s certificate of incorporation, the Registrant’s amended and restated bylaws and the Registrant’s maintenance of directors’ and officers’ liability insurance, indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such statute and each respective document.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1

Third Amended and Restated Certificate of Incorporation of Select Energy Services, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8 Registration Statement (File No. 333-221282) filed with the Commission on November 2, 2017).

4.2

Amended and Restated Bylaws of Select Energy Services, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 Registration Statement (File No. 333-216404) filed with the Commission on March 2, 2017).

4.3*	Select Energy Services, Inc. Employee Stock Purchase Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Pannell Kerr Forster of Texas, P.C.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of PricewaterhouseCoopers, LLP

23.4*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2018.

Select Energy Services, Inc.

By:	/s/ Holli C. Ladhani
Name:	Holli C. Ladhani
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Holli C. Ladhani, Gary M. Gillette and Adam R. Law, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 1, 2018.

Signature	Title

/s/ John D. Schmitz
John D. Schmitz	Executive Chairman

/s/ Holli C. Ladhani	President, Chief Executive Officer and Director
Holli C. Ladhani	(Principal Executive Officer)

/s/ Gary M. Gillette	Chief Financial Officer and Senior Vice President
Gary M. Gillette	(Principal Financial Officer and Principal Accounting Officer)

/s/ David C. Baldwin
David C. Baldwin	Director

/s/ Richard A. Burnett
Richard A. Burnett	Director

/s/ Robert V. Delaney
Robert V. Delaney	Director

/s/ Adam J. Klein
Adam J. Klein	Director

/s/ Keith O. Rattie
Keith O. Rattie	Director

/s/ David A. Trice
David A. Trice	Director

/s/ Douglas J. Wall
Douglas J. Wall	Director